NOVATION AGREEMENT

THIS NOVATION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between NORTHERN FUNDS DISTRIBUTORS, LLC (the “Placement Agent”) and NORTHERN INSTITUTIONAL FUNDS (the “Fund Company”), on behalf of the Liquid Assets Portfolio (the “Portfolio”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Placement Agent are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Fund Company, on behalf of the Portfolio, and the Placement Agent hereby enter into this Agreement on terms identical to those of the Placement Agency Agreement between the parties effective as of May 31, 2017, which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one- year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Portfolio, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Portfolio, or by the Placement Agent. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the Closing Date.

NORTHERN FUNDS DISTRIBUTOR, LLC		NORTHERN INSTITUTIONAL FUNDS ON BEHALF OF LIQUID ASSETS PORTFOLIO

By:	/s/ Mark Fairbanks	By:	/s/ Peter K. Ewing
Name:	Mark Fairbanks	Name:	Peter K. Ewing
Title:	Vice President	Title:	President